SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Irvine Sensors Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
MATTERS TO BE CONSIDERED AT ANNUAL MEETING
OTHER MATTERS
OWNERSHIP OF SECURITIES
EQUITY COMPENSATION PLAN INFORMATION
EXECUTIVE COMPENSATION AND OTHER INFORMATION
SUMMARY COMPENSATION TABLE
REPORT ON EXECUTIVE COMPENSATION
RELATIONSHIP WITH INDEPENDENT AUDITORS
AUDIT COMMITTEE REPORT
APPENDIX A

IRVINE SENSORS CORPORATION
3001 Red Hill Avenue
Costa Mesa, California 92626

May 23, 2007

To the Stockholders of Irvine Sensors Corporation:

We cordially invite you to attend the 2007 Annual Meeting of Stockholders of Irvine Sensors Corporation, which will be held at the Ayres Hotel, 325 South Bristol Street, Costa Mesa, California 92626, on Wednesday, June 27, 2007, at 1:00 p.m., Pacific Time. The formal meeting notice, proxy statement, proxy card and copies of our Annual Report on Form 10-K for the fiscal year ended October 1, 2006 are enclosed herewith.

At the Annual Meeting, stockholders will be asked to elect nine directors. The enclosed proxy statement explains the items of business to come formally before the Annual Meeting.

Whether or not you plan to attend, it is important that your shares be represented and voted at the Annual Meeting. To ensure your representation at the Annual Meeting, please mark, sign, date and mail the enclosed proxy promptly in the return envelope provided, which requires no postage if mailed in the united states. The giving of a proxy will not affect your right to vote in person if you attend the Annual Meeting.

Sincerely yours,

/s/ MEL R. BRASHEARS

MEL R. BRASHEARS
Chairman of the Board

IRVINE SENSORS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 27, 2007

TO THE STOCKHOLDERS OF IRVINE SENSORS CORPORATION:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of Irvine Sensors Corporation, a Delaware corporation (the “Company”), will be held on Wednesday, June 27, 2007, at 1:00 p.m. Pacific Time at the Ayres Hotel, 325 South Bristol Street, Costa Mesa, California 92626 for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.	To elect nine directors, each to serve on the Company’s Board of Directors until the next annual meeting of stockholders or until their successors are duly elected and qualified; and

2.	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

Only stockholders of record at the close of business on May 4, 2007 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. The stock transfer books of the Company will remain open between the record date and the date of the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the Company’s executive offices located at 3001 Red Hill Avenue, Costa Mesa, California 92626 and at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend, please mark, sign, date and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the closing of the polls at the Annual Meeting. If you attend the Annual Meeting and you choose to vote in person at the Annual Meeting by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted. If you hold your shares in the name of a broker, bank or other nominee, please provide appropriate voting instructions to that nominee. Absent such instructions, your nominee may determine to vote your shares at its own discretion. If you wish to attend the Annual Meeting and vote shares held for you by a nominee, please be sure to obtain a proxy from that nominee allowing you to cast your vote in person.

By order of the Board of Directors,
/s/ John J. Stuart Jr.
John J. Stuart, Jr.
Costa Mesa, California	Chief Financial Officer, Senior Vice President
May 23, 2007	and Secretary

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

IRVINE SENSORS CORPORATION

3001 Red Hill Avenue
Costa Mesa, California 92626

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 27, 2007

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Irvine Sensors Corporation, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on June 27, 2007, and at any adjournment(s) or postponements(s) thereof (the “Annual Meeting”). The Annual Meeting will be held at 1:00 p.m., Pacific Time, at the Ayres Hotel, 325 South Bristol Street, Costa Mesa, California 92626. These proxy solicitation materials are being mailed on or about May 23, 2007, together with the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2006, to all stockholders entitled to vote at the Annual Meeting.

Purpose of the Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying notice and are described in more detail in this proxy statement.

Voting; Quorum

The Company has authorized two classes of voting securities: Common Stock (80,000,000 shares authorized) and preferred stock (500,000 shares authorized). On May 4, 2007, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 25,931,442 shares of the Company’s Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding. On the record date, there were 718 holders of record of the Company’s Common Stock according to information provided by the Company’s transfer agent. Each holder of Common Stock is entitled to one vote on each matter brought before the Annual Meeting for each share of Common Stock held by such stockholder on the record date. The holders of a majority of the Company’s capital stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business.

Under the Company’s Certificate of Incorporation, cumulative voting is permitted in the election of directors. Under cumulative voting rules, every stockholder voting in the election of directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder’s shares are entitled, or distribute the stockholder’s votes on the same principle among as many candidates as the stockholder thinks fit, provided that votes cannot be cast for more candidates than are provided for by the By-Laws at the time of voting. However, no stockholder will be entitled to cumulate votes unless the name of the candidate or candidates for whom such votes would be cast has been placed in nomination prior to commencement of voting and any stockholder has given notice, at the Annual Meeting and prior to the commencement of voting, of such stockholder’s intention to cumulate votes.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved. In the election of directors, the nine nominees receiving the highest number of affirmative votes shall be elected; broker non-votes and votes marked “withhold” will not affect the outcome of the election.

Proxies

If the enclosed proxy card is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by the Board unless the authority to vote for the election of such directors is withheld as described in this proxy statement and the accompanying notice.

You may revoke or change your proxy at any time before the closing of the polls at the Annual Meeting by any of the following actions: (i) delivering a written notice of revocation to the Secretary of the Company at the Company’s principal executive offices at 3001 Red Hill Avenue, Bldg. 4-108, Costa Mesa, California 92626, (ii) delivering a duly executed proxy bearing a later date to the Secretary of the Company or (iii) personally attending the Annual Meeting and revoking your proxy. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you affirmatively indicate at the Annual Meeting your intention to vote your shares in person.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

Solicitation

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, facsimile, electronic or any other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. The Company may retain a proxy solicitor to assist in the distribution of proxies and proxy solicitation materials, and in the solicitation of proxies. Generally, the fee for such services is approximately $15,000 plus expenses. If so, the Company will pay the proxy solicitor reasonable and customary fees. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

Deadline for Receipt of Stockholder Proposals

Stockholder proposals that are intended to be presented at the Company’s 2008 Annual Meeting of Stockholders and included in the proxy solicitation materials related to that meeting must be received by the Company no later than January 24, 2008, which is 120 calendar days prior to the anniversary date of the mailing of this proxy statement. All stockholder proposals must be in compliance with applicable laws and regulations and the Company’s By-Laws in order to be considered for possible inclusion in the proxy statement and form of proxy for the 2008 Annual Meeting of Stockholders. Stockholders are advised to review the Company’s By-Laws, which contain additional procedural and substantive requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. The deadline under the Company’s current By-Laws for submitting a stockholder proposal or a nomination for a director that is not to be included in the proxy solicitation materials is also January 24, 2008. Stockholder proposals should be addressed to the Secretary of the Company at the Company’s principal executive offices located at 3001 Red Hill Avenue, Bldg. 4-108, Costa Mesa, California 92626.

In addition, the proxy solicited by the Board for the 2007 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal not later than April 8, 2008, which is 45 calendar days prior to the anniversary date of the mailing of this proxy statement. It is recommended that stockholders submitting proposals direct them to the Secretary of the Company and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in the Company’s By-Laws and conditions established by the Securities and Exchange Commission.

The Company has not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s Annual Meeting. The enclosed proxy grants the proxy holder discretionary authority to vote on any matter properly brought before the Annual Meeting.

Voting Electronically Via the Internet or Telephone

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. If your bank or brokerage firm provides for voting over the Internet or by telephone, your voting form will provide instructions for such alternative methods of voting. If your voting instruction form does not reference Internet or telephone information, please complete and return the paper voting instructions in the envelope provided.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE: ELECTION OF DIRECTORS

Nominees

Nine directors are to be elected to the Board, and each director to be so elected will hold office until the next annual meeting of stockholders and until his successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. The Company’s By-Laws provide that the Board consists of not less than six nor more than eleven directors, with the exact number fixed at nine until changed. One of the nominees for director, Mr. Clifford Pike, has expressed a desire to retire from the Board before the fulfillment of an additional annual term to devote more time to his business activities, but has agreed, if elected, to continue to serve as a director and as Chairman of the Board’s Audit Committee until a successor, with suitable financial expert qualifications and independence, to fill his position has been secured. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the Company’s nine nominees named below. Proxies cannot be voted for a greater number of persons than the number of nominees named. Each nominee has agreed to serve, and management has no reason to believe that any nominee will be unable to serve, as a director, other than Mr. Pike’s expressed desire to retire upon the appointment of a suitable successor as discussed above. However, in the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting or any postponements or adjournments thereof, the proxies will be voted for any substitute nominee who may be designated by a majority of the independent directors or by the Nominating and Corporate Governance Committee of the Board to fill the vacancy. In the event that additional persons are nominated for election as directors, or unless otherwise instructed, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. Accordingly, the Company seeks discretionary authority to cumulate votes.

The names of the nominees for director, their ages as of January 26, 2007 and biographical information about them, are set forth below:

Name	Age	Position with Company/Principal Occupation

Mel R. Brashears (3)	61	Chairman of the Board
John C. Carson	68	Chief Executive Officer, President and Director
Marc Dumont (1)(2)(3)	63	Director
Thomas M. Kelly (1)(2)	65	Director
Timothy Looney	55	Vice-President of the Company and President of Optex Systems
Clifford Pike (1)(2)	64	Director
Frank Ragano (3)	78	Director
Robert G. Richards	78	Director
Chris Toffales	50	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Dr. Brashears has been a director of the Company since December 2000 and has served as the Chairman of the Board since March 2001. From October 2000 through December 2000, he was also a Senior Vice President of the Company, a position he resigned after becoming a director. He has also been Chairman of the Board of the Company’s subsidiary, iNetWorks Corporation, a development stage company organized to develop products for Internet and telecommunications networks, since October 2000. Since October 2000, he has also held the title of Chief Executive Officer of iNetWorks Corporation, although he has not been employed by the Company or its subsidiaries since March 2001. From January 1999 to September 2000, he was self-employed as a consultant. From January 1996 through December 1998, he was President and Chief Operating Officer of Lockheed Martin’s Space & Strategic Missiles Sector, an aerospace company. Prior to 1996, Dr. Brashears held numerous positions in a 27-year career of increasing management responsibility with Lockheed and its successors. Dr. Brashears is a graduate of the University of Missouri with B.S., M.S. and Ph.D. degrees in engineering.

Mr. Carson is one of the Company’s co-founders and has been a director of the Company from April 1982 through May 2002 and again from March 2003 to date. Mr. Carson has served as the Company’s Chief Executive Officer since April 2005, its President since May 2002 and, prior to that time, as a Senior Vice President from April 1982 through May 2002. He became Chief Technical Officer in February 1997 and Chief Operating Officer in October 2001. Mr. Carson also serves as a director of Optex (since December 30, 2005), MSI, a licensor of technology related to micromachined products (since October 1997), iNetWorks, a developer of technology related to Internet routing (since November 2000), Novalog, a provider of wireless infrared chip products (since May 2002), and RedHawk Vision, a provider of software products (since May 2002). He has also been Chief Executive Officer of MSI since May 2002 and Novalog and RedHawk since April 2005. Mr. Carson has been awarded 15 patents for smart sensors, 3D packaging and single processing architectures, including neural networks. Mr. Carson holds a B. S. in Physics from the Massachusetts Institute of Technology.

Mr. Dumont has been a director of the Company since April 1994. Mr. Dumont has been a director of Finterbank Zurich since 1990 and Chairman of Sanderling Ventures, Ltd., a European affiliate of a U.S. venture capital firm, since 1996. In those roles and as an independent consultant, he consults and advises international clients in Europe and Asia, as well as the United States on business and financial transactions. Mr. Dumont has also been on the Board of Directors of Novalog since October 1996. Additionally, Mr. Dumont owns and operates the Chateau de Messey Wineries, Meursault, France, vineyards and wineries. From January 1981 to March 1995, Mr. Dumont was President of PSA International S.A., the international treasury management company owned by PSA Peugeot Citroen, an automotive company. Mr. Dumont is a graduate of the University of Louvain, Belgium with degrees in Electrical Engineering and Applied Economics and holds an MBA from the University of Chicago.

Dr. Kelly has been a director of the Company since October 2000. Dr. Kelly was also a director of the Company’s former subsidiary, Silicon Film, from its organization in August 1998 until October 2001. From 1968 until his retirement in early 1998, Dr. Kelly held positions of increasing responsibility with Eastman Kodak Company, a photographic products and services company. Most recently, he served as a Director of Kodak’s Digital Products Center, and General Manager of Digital Camera Products. Dr. Kelly holds a Ph.D. in Physics from Wayne State University and a B.S. in Physics from LeMoyne College.

Mr. Looney has been a vice-president of the Company and President of the Company’s subsidiary, Optex Systems, Inc., a military optical equipment manufacturer, since January 2006. Prior to joining the Company, Mr. Looney served as President of Optex since December 2002, and he served as Vice President of Optex from June 1987 until December 2002. Mr. Looney has served as a director of Optex since December 1987. Mr. Looney attended the University of Texas at Arlington where he majored in business administration.

Mr. Pike has been a director of the Company since March 2003. From 1979 until his retirement in 2002, Mr. Pike was an assurance and business advisory services partner in the Orange County, California office of Ernst & Young, LLP, a public accounting firm. His primary responsibilities at Ernst & Young were to provide advice to that firm’s professionals and to its clients concerning financial accounting, auditing and SEC reporting issues. In 2002, he established and became principal of a consulting firm, presently known as Clifford Pike CPA that primarily offers advisory services to publicly traded corporations in the area of compliance with financial accounting and reporting requirements and oversight of compliance with Sarbanes-Oxley requirements, and to audit committees in the course of meeting their responsibilities. Mr. Pike also provides expert witness services in litigation where compliance with financial accounting and reporting standards or generally accepted accounting standards are at issue. Mr. Pike holds a B.S. in Business Administration and an MBA from the University of California Los Angeles.

General (Ret.) Ragano has been a director of the Company since November 2005. General Ragano formerly served as a director of the Company from June 1985 until March 2000. He presently is a defense advisory consultant through his wholly-owned consulting firm, F.P. Ragano Associates. Gen. Ragano retired from the U.S. Army to serve as Vice-President of the American Defense Preparedness Association and Chairman and CEO of BEI Defense Systems Company. Subsequently, he became Chairman and CEO of CMS, Inc., a wholly owned subsidiary of Daimler-Benz GmbH, and then Chairman of Skylynx Communications, Inc., a wireless communications company. Gen. Ragano holds a B.S. degree from Duquesne University and an MBA from Syracuse University.

Mr. Richards was Chief Executive Officer of the Company from June 2000 through March 2005 and has served as a director since January 2001. Mr. Richards also was a director of iNetWorks from October 2000 through March 2005 and Chairman of the Boards of the Company’s consolidated subsidiaries Novalog, MSI and RedHawk Vision, from May 2002 through March 2005. He was also Chief Executive Officer of Novalog from October 2002 through March 2005. Since April 1999, Mr. Richards has also served as a member of the Company’s Scientific Advisory Board. Mr. Richards retired as President of Aerojet Electronic Systems Division, an aerospace company, in 1993. He is co-author of the book, Infrared Physics and Engineering, published by McGraw-Hill, and has a M.A. degree in Mathematical Statistics from the University of California at Berkeley.

Mr. Toffales has been a director of the Company since August 2004. Since 2004, Mr. Toffales has been President and Director of CTC Aero, LLC, a defense advisory consulting firm. Since 2004, Mr. Toffales has also served as Vice Chairman of Communications Power Industries, a provider of military and commercial electronic products. From 1999 to 2003, Mr. Toffales was a Senior Vice President of DRS Technologies, Inc., a supplier of military electronics systems, and also served as President of DRS Technologies Systems Company, a subsidiary of DRS. From 1998 to 1999, Mr. Toffales was Vice President for Business Development of Lockheed Martin Fairchild Systems, an aerospace firm. Prior to these positions, Mr. Toffales held various officer level positions at Lockheed Martin Corporation and Loral Fairchild Systems, both of which are aerospace firms. Mr. Toffales holds a B.S. in Electrical Engineering from City College of New York.

Directors and officers are elected on an annual basis. The term of each director’s service expires at the Company’s next annual meeting of stockholders or at such time as his successor is duly elected and qualified or upon his earlier death, resignation or removal. Officers serve at the discretion of the Board.

There are no family relationships between any director nominee, executive officer or other key personnel and any other director nominee, executive officer or other key personnel of the Company.

Our Board has implemented a process by which stockholders may send written communications to the attention of the Board, any committee of the Board or any individual Board member, care of our Secretary at 3001 Red Hill Avenue, Bldg. 4-108, Costa Mesa, California 92626. This centralized process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. Our Secretary, with the assistance of our Assistant Secretary, will be primarily responsible for collecting, organizing and monitoring communications from stockholders and, where appropriate depending on the facts and circumstances outlined in the communication, providing copies of such communications to the intended recipients. Communications will be forwarded to directors if they relate to appropriate and important substantive corporate or Board matters. Communications that are of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration will not be forwarded to the Board. Any communications not forwarded to the Board will be made available to any of our independent directors upon their request.

Corporate Governance

Board Committees and Meetings

Our Board is composed of a majority of independent directors (as independence is defined under Nasdaq listing standards). Mr. Richards and Mr. Carson are not considered independent due to their employment with the Company during the past three fiscal years. Mr. Toffales is not considered independent due to payments made in the past fiscal year under his consulting agreement with the Company. If elected, Mr. Looney will not be deemed independent due to his employment with Optex and his affiliate status resulting from his holdings of the Company’s common stock. Except for Mr. Richards, Mr. Carson, Mr. Toffales and Mr. Looney, all of the other directors or director nominees are considered independent under Nasdaq listing standards. During the fiscal year ended October 1, 2006 (“fiscal 2006”), the Board held nine meetings and acted by unanimous written consent on four occasions. The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each director attended or participated in 75% or more of (i) the total number of meetings of the Board during his term of service and (ii) the total number of meetings held during his term of service by all committees of the Board on which such director served during fiscal 2006. The Company also encourages all members of the Board to attend the Company’s annual meeting of stockholders each year. All current directors attended our annual meeting in 2006 except Gen. Ragano.

Audit Committee

The Audit Committee currently consists of three directors, Mr. Pike, who serves as its Chairman, Mr. Dumont and Dr. Kelly, each of whom also served on the Audit Committee during fiscal 2006. Mr. Pike has expressed the desire to retire from the Board and the Audit Committee to devote more time to his business activities, but has agreed to stand for re-election as director in this Annual Meeting and, if elected, to continue to serve as a director and Chairman of the Audit Committee until a suitable successor has been secured. The Audit Committee reviews, acts on and reports to the Board with respect to various auditing and accounting matters, including the selection of the Company’s independent auditors, the scope of the annual audits, pre-approval of any non-audit services to be performed by and all fees to be paid to the Company’s independent auditors, the performance of the Company’s accountants, the Company’s accounting practices and internal accounting controls. The Audit Committee is responsible for establishing, and has established, procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. In addition, all related party transactions are reviewed and approved by the Audit Committee. See “Related Party Transactions” below. The Audit Committee held seven meetings during fiscal 2006. The Board has determined that all members of the Audit Committee are “independent” as that term is defined under the Nasdaq listing standards and under special standards established by the SEC. Each member of the Audit Committee can read and has an understanding of fundamental financial statements. Mr. Pike, the Audit Committee’s Chairman, has been designated by the Board as the Audit Committee’s financial expert as that term is described in item 401(h) of Regulation S-K. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Pike’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. Pike any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an Audit Committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or Board. The Board has adopted and approved a written charter for the Audit Committee, and a copy of this charter is included as Appendix A to this proxy statement. A copy of this charter is also posted on the Company’s web site at http:// www.irvine-sensors.com under the Investors section. The inclusion of the Company’s web site address in this proxy does not include or incorporate by reference the information on the Company’s web site into this proxy or the Company’s Annual Report on Form 10-K.

Compensation Committee

The Compensation Committee currently consists of three directors, Mr. Dumont, who serves as its Chairman, Dr. Kelly and Mr. Pike. During fiscal 2006, the Compensation Committee consisted of Mr. Dumont, Dr. Kelly, Martin Hale, Jr. who resigned as a director in September 2006, and Dr. Carleone who resigned from the Compensation Committee upon his resignation as a director in November 2005. This Committee reviews and approves the Company’s general compensation policies, makes recommendations to the Board as to the salaries of the Company’s officers and executive bonuses and makes or recommends to the Board the award of stock options and restricted stock grants to employees, officers and directors. The Compensation Committee held six meetings during fiscal 2006 and acted by unanimous consent on three occasions. The Board has determined that all members of the Compensation Committee are “independent” as defined under the Nasdaq listing standards. The Board has adopted and approved a written charter for the Compensation Committee. A copy of this charter is posted on the Company’s web site at http://www.irvine-sensors.com under the Investors section. The inclusion of the Company’s web site address in this proxy does not include or incorporate by reference the information on the Company’s web site into this proxy or the Company’s Annual Report on Form 10-K.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of three directors, Dr. Brashears, Mr. Dumont, and Gen. Ragano, each of whom is “independent” as defined under the Nasdaq listing standards. The Nominating and Corporate Governance Committee identifies, screens and reviews potential directors and makes recommendations to the Board for management nominees for election to the Board at each annual meeting of stockholders and candidates to fill any vacancies on the Board. All director nominees are either selected or recommended for the Board’s selection, either by a majority of the independent directors of the Board or this committee comprised solely of independent directors. This Committee also reviews and recommends Company policies and procedures regarding corporate ethics and other corporate governance matters. The Nominating and Corporate Governance Committee held one meeting during fiscal 2006. The Board has adopted and approved a written charter for the Nominating and Corporate Governance Committee, and a copy of this charter is included as an appendix to the Company’s definitive proxy statement for the March 2004 Annual Meeting filed with the SEC. A copy of this charter also is posted on the Company’s web site at http://www.irvine-sensors.com under the Investors section. The inclusion of the Company’s web site address in this proxy does not include or incorporate by reference the information on the Company’s web site into this proxy or the Company’s Annual Report on Form 10-K.

When considering a potential candidate for membership on the Company’s Board, the Nominating and Corporate Governance Committee considers relevant business and industry experience and demonstrated character and judgment. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a candidate that is recommended for nomination for membership on the Company’s Board by a stockholder. The Nominating and Corporate Governance Committee has not received any recommended nominations from any of the Company’s stockholders in connection with this Annual Meeting, except that Mr. Looney recommended himself for nomination. Mr. Looney has been nominated for membership on the Company’s Board in recognition of his substantial ownership interest and in-depth knowledge of Optex, the Company’s significant subsidiary. All other nominees for director in the current proxy are standing for re-election.

Although the Nominating and Corporate Governance Committee does not have a formal policy on stockholder nominations, it will consider stockholder nominations for directors submitted in accordance with the procedure set forth in Article II, Section 4 of the Company’s By-Laws. The procedure provides that a notice relating to the nomination must be timely given in writing to the Secretary of the Company prior to the meeting. To be timely, the notice must be delivered within the time permitted for submission of a stockholder proposal as described above under “Deadline for Receipt of Stockholder Proposals.” Such notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of each such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company that are beneficially owned by such person and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (b) as to the stockholder giving the notice (i) the name and address of such stockholder as they appear on the Company’s books and (ii) the class and number of shares of the Company that are beneficially owned by such stockholder.

Code of Ethics

The Company has adopted a code of ethics and conduct that applies to all of its employees including its principal executive officer, its principal financial and accounting officer, and all members of its finance department performing similar functions. The full text of the Company’s code of ethics and conduct is posted on the Company’s web site at http://www.irvine-sensors.com under the Investors section. The Company intends to disclose future amendments to certain provisions of the Company’s code of ethics and conduct, or waivers of such provisions, applicable to the Company’s directors and executive officers, at the same location on the Company’s web site identified above. The inclusion of the Company’s web site address in this proxy does not include or incorporate by reference the information on the Company’s web site into this proxy or the Company’s Annual Report on Form 10-K.

Director Compensation

Directors who are employees of the Company are not separately compensated for their services as directors or as members of committees of the Board. Directors who were not employees of the Company received a quarterly retainer of $2,500, $1,500 for each Board meeting attended, $750 for each Audit Committee meeting attended and $500 for each Compensation Committee attended in fiscal 2006. Before its termination in June 2006, the Company’s 2003 Stock Incentive Plan provided that (i) a new non-employee director be automatically granted a ten-year option, vesting in two equal annual installments upon completion of each of two years of service as director, to purchase 25,000 shares of the Company’s Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of the grant, and (ii) each non-employee director who had served as a director for more than six months and was re-elected for an additional term of service at an annual meeting, be automatically granted non-qualified options to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of such meeting. The 2003 Stock Incentive Plan and other prior stock option plans of the Company were terminated in June 2006 upon the adoption of the Company’s 2006 Omnibus Incentive Plan in June 2006 by the Company’s stockholders. The Compensation Committee may elect to make discretionary grants of non-qualified stock options or restricted stock to directors pursuant to the Company’s stock option plans. All existing options granted to directors, whether pursuant to the automatic or discretionary provisions of the Company’s option plans, have a term of ten years and an exercise price equal to the then-current market price of the Company’s Common Stock.

In November 2005, under the automatic grant provisions of the 2003 Stock Incentive Plan, Gen. Ragano, a new non-employee director, received an initial grant of a ten-year option, vesting in two equal annual installments upon completion of each of two years of service as director, to purchase 25,000 shares of the Company’s Common Stock at the exercise price of $2.25 per share, the fair market value of the Common Stock on the date of the grant, as a result of his appointment to the Board. In January 2006, under the automatic grant provisions of the 2003 Stock Incentive Plan, Mr. Martin Hale, a non-employee director who resigned in September 2006, received an initial grant of a ten-year option, to vest in two equal annual installments upon completion of each of two years of service as director, to purchase 25,000 shares of the Company’s Common Stock at the exercise price of $3.16 per share, the fair market value of the Common Stock on the date of the grant, as a result of his appointment to the Board. The beneficial interest, if any, in the shares of Common Stock underlying the options granted to Mr. Hale, and the right to vote or dispose of the shares of Common Stock issuable upon exercise of such options by Mr. Hale, was held by Pequot Capital Management, Inc. pursuant to a contractual relationship between Mr. Hale and Pequot Capital Management, Inc. Due to his resignation in September 2006, the vesting provisions of Mr. Hale’s options were not satisfied, and the options were canceled.

In addition, one of the Company’s Board members, Mr. Toffales, may from time to time assist the Company in searching for potential companies to acquire. If the Company acquires another company introduced by Mr. Toffales, the Company has agreed that it would pay Mr. Toffales a success fee or his consulting firm, CTC Aero, in an amount equal to between 5% and 1% of the total purchase price paid by the Company for the acquisition, which percentage decreases based upon the total acquisition purchase price. In connection with a previous form of this agreement, in September 2005, Mr. Toffales received a discretionary grant of a ten-year, fully vested option to purchase 50,000 shares of Common Stock at an exercise price of $1.77 per share.

Vote Required

Directors are elected by a plurality of the votes present in person or by proxy at the Annual Meeting. The nine nominees receiving the highest number of affirmative votes cast at the Annual Meeting will be the elected directors of the Company.

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” the election of each of the nominees listed above.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy. The proxy holders shall vote at their discretion on any procedural matters that may come before the meeting.

OWNERSHIP OF SECURITIES

The following table provides information concerning beneficial ownership of our common stock as of May 4, 2007, by:

•	each stockholder, or group of affiliated stockholders, that we know beneficially owns more than 5% of our outstanding common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person. In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

The percentages shown in the table are based on 25,931,442 shares of common stock outstanding on May 4, 2007. Shares of common stock subject to options, warrants or other convertible securities which are exercisable within 60 days of May 4, 2007, are deemed to be beneficially owned by the person holding such options, warrants or other convertible securities for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person. Except as described in the preceding sentence, shares issuable upon exercise of outstanding options, warrants and other convertible securities are not deemed to be outstanding.

Unless otherwise indicated, the principal address of each of the stockholders below is c/o Irvine Sensors Corporation, 3001 Red Hill Avenue, Costa Mesa, California 92626.

Amount of Common Stock Beneficially Owned and Nature of Beneficial Ownership

						Percent of
	Sole Voting or		Shared Voting or		Aggregate Beneficial	Beneficial
Name	Investment Power		Investment Power		Ownership	Ownership(1)

Mel R. Brashears	793,966	(2)	-		793,966	3.0%

John C. Carson	1,736,092	(3)(4)	3,262,170	(15)(16)(17)	4,998,262	16.2%

Marc Dumont	149,522	(5)	-		149,522	*

Thomas M. Kelly	138,483	(6)	-		138,483	*

Timothy Looney	2,699,461	(23)	-		2,699,461	9.4%

Volkan Ozguz	176,474	(7)	-		176,474	*

Clifford Pike	228,966	(8)	-		228,966	*

Frank Ragano	46,833	(9)	-		46,833	*

Robert G. Richards	499,121	(10)			499,121	1.9%

Daryl L. Smetana	236,051	(11)	-		236,051	*

John J. Stuart, Jr.	716,076	(4)(12)	3,262,170	(15)(16)(17)	3,978,246	13.3%

Chris Toffales	346,308	(13)	-		346,308	*

All current directors and executive officers as a group (12 persons)	7,822,526	(14)	3,262,170	(15)(16)(17)	11,084,696	30.0%

5% Stockholders Not Listed Above:

Wilmington Trust Company TTEE Irvine Sensors Corporation Cash or Deferred & Stock Bonus Plan Ret. Plan	-		2,677,553	(17)	2,677,553	9.4%

Pequot Private Equity Fund III, L.P. (22)	2,250,075	(18)(19)	-		2,250,075	8.7%

Pequot Offshore Private Equity Partners III, L.P. (22)	317,137	(20)(21)	-		317,137	1.2%

*	Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.
(1)	Shares owned and percentages for Mr. Carson, Mr. Stuart and all current directors and executive officers as a group are partially duplicative, since the voting or investment power over shares of common stock held by the Company’s Employee Stock Bonus Plan and the Company’s Deferred Compensation Plan are held by the respective administrative committees of those Plans of which Mr. Carson and Mr. Stuart are members, and by extension the group of all current directors and executive officers which includes Mr. Carson and Mr. Stuart, and are thereby deemed to each hold the voting or investment power of the shares of common stock held by those Plans. (See footnotes 15, 16 and 17).
(2)	Includes 725,000 shares issuable upon exercise of Common Stock options exercisable within 60 days of May 4, 2007.
(3)	Includes 486,500 shares issuable upon exercise of Common Stock options exercisable within 60 days of May 4, 2007. Also includes amounts and percentages for the holdings of his wife, including amounts held as separate property.
(4)	Reflects shares of common stock held by the Company’s Employee Stock Bonus Plan; the named individual has limited ability to direct the liquidation of assets in his subaccount in contemplation of retirement, subject to restrictions imposed by the Administrative Committee (See footnote 16). Also reflects shares held by the Company’s Deferred Compensation Plan; the named individual has ownership interests in these shares upon retirement, for which he is presently eligible, but no ability to direct disposition or voting of the shares prior to retirement (See footnote 17).
(5)	Includes 104,000 shares issuable upon exercise of common stock options exercisable within 60 days of May 4, 2007.
(6)	Includes 104,000 shares issuable upon exercise of common stock options exercisable within 60 days of May 4, 2007.
(7)	Includes 123,437 shares issuable upon exercise of common stock options exercisable within 60 days of May 4, 2007. Also reflects shares of common stock held by the Company’s Employee Stock Bonus Plan; the named individual has limited ability to direct the liquidation of assets in his subaccount, subject to restrictions imposed by the administrative committee (See footnote 16).
(8)	Includes 160,000 shares issuable upon exercise of common stock options exercisable within 60 days of May 4, 2007.
(9)	Includes 25,000 shares issuable upon exercise of common stock options exercisable within 60 days of May 4, 2007.
(10)	Includes 409,000 shares issuable upon exercise of common stock options exercisable within 60 days of May 4, 2007. Also reflects shares of common stock held by the Company’s Employee Stock Bonus Plan; the named individual has limited ability to direct the liquidation of assets in his subaccount, subject to restrictions imposed by the administrative committee (See footnote 16).
(11)	Includes 59,937 shares issuable upon exercise of common stock options exercisable within 60 days of May 4, 2007. Also reflects shares of common stock held by the Company’s Employee Stock Bonus Plan; the named individual has limited ability to direct the liquidation of assets in his subaccount, subject to restrictions imposed by the administrative committee (See footnote 16). Also reflects shares held by the Company’s Deferred Compensation Plan; the named individual has ownership interests in these shares upon retirement, for which he is presently eligible, but no ability to direct disposition or voting of the shares prior to retirement (See footnote 17).
(12)	Includes 195,290 shares held by the Stuart Family Trust, of which Mr. Stuart is a trustee, and 317,750 shares issuable upon exercise of common stock options exercisable within 60 days of May 4, 2007. Also reflects shares of Common Stock held by the Company’s Employee Stock Bonus Plan; the named individual has limited ability to direct the liquidation of assets in his subaccount, subject to restrictions imposed by the administrative committee (See footnote 16).
(13)	Includes 154,000 shares issuable upon exercise of common stock options exercisable within 60 days of May 4, 2007. Also includes 192,308 shares issuable as payment of a success fee payable for the Initial Acquisition of Optex.
(14)	Includes 2,829,682 shares issuable upon exercise of common stock options and payment of success fee payment right exercisable within 60 days of May 4, 2007, which represents the sum of all such shares issuable upon exercise of options and success fee payment right held by all executive officers and directors as a group.
(15)	The named individual is a member of the Administrative Committee (see footnote 16) and the Deferred Plan Administrative Committee (see footnote 17), and has shared voting and investment power over the shares held by the Company’s Employee Stock Bonus Plan and Deferred Compensation Plan.
(16)	An administrative committee (the “Administrative Committee”), currently comprised of John C. Carson, John J. Stuart, Jr. and Carolyn Hoffman, has the right to receive and the power to direct the receipt of dividends from or the proceeds from the sale of the securities held by the Irvine Sensors Corporation Cash or Deferred & Stock Bonus Plan Ret. Plan, the Employee Stock Bonus Plan, for the benefit of the Company’s employees. The Administrative Committee has voting and investment power over all securities held under such plan.
(17)	An administrative committee (the “Deferred Plan Administrative Committee”), currently comprised of John C. Carson, John J. Stuart, Jr. and Carolyn Hoffman, has the right to receive and the power to direct the receipt of dividends from or the proceeds from the sale of the securities held by the Irvine Sensors Deferred Compensation Plan, for the benefit of key Company employees. The Deferred Plan Administrative Committee has voting and investment power over all securities held under such plan.
(18)	Includes (i) 67,494 shares issued upon conversion of accrued interest under Series 1 and Series 2 notes, (ii) 697,835 shares issued upon exercise of Series 1 and Series 2 warrants and (iii) an additional 1,633,619 shares issuable upon exercise of Series 1 and Series 2 warrants, all subject to a blocker that would prevent such stockholder’s and its affiliates’ aggregate ownership at any given time from exceeding

9.9% of our outstanding common stock. The number of shares and percentage shown reflect the 9.9% limitation applied proportionately to such stockholder and its affiliated entities.
(19)	Does not include an additional approximately 295,499 shares that may be issuable upon conversion of accrued and unpaid interest under the Series 1 and Series 2 notes.
(20)	Includes (i) 9,515 shares issued upon conversion of accrued interest under Series 1 and Series 2 notes, (ii) 98,319 shares issued upon exercise of Series 1 and Series 2 warrants and (iii) an additional 230,286 shares issuable upon exercise of Series 1 and Series 2 warrants, all subject to a blocker that would prevent such stockholder’s and its affiliates’ aggregate ownership at any given time from exceeding 9.9% of our outstanding common stock. The number of shares and percentage shown reflect the 9.9% limitation applied proportionately to such stockholder and its affiliated entities.
(21)	Does not include an additional approximately 41,656 shares that may be issuable upon conversion of accrued and unpaid interest under the Series 1 and Series 2 notes.
(22)	Pequot Capital Management, Inc. is the investment manager/advisor of, and exercises sole investment discretion over, Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P., and as such, has voting and dispositive power over these shares. The address of Pequot Capital Management, Inc. is 500 Nyala Farm Road, Westport, CT 06880. Arthur J. Samberg is the executive officer, director and controlling shareholder of Pequot Capital Management, Inc.
(23)	The address for Timothy Looney is c/o Optex Systems, Inc., 1420 Presidential Drive, Richardson, Texas 75081. Also reflects shares of common stock held by the Company’s Employee Stock Bonus Plan; the named individual has limited ability to direct the liquidation of assets in his subaccount, subject to restrictions imposed by the administrative committee (See footnote 16).

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of October 1, 2006 with respect to the shares of Company Common Stock that may be issued under the Company’s 2006 Omnibus Incentive Plan, which is the Company’s only currently existing equity compensation plan, and the Company’s prior equity compensation plans that were terminated in June 2006, except for obligations to issue shares pursuant to options previously granted.

	A	B	C
			Number of Securities
	Number of Securities to	Weighted Average	Remaining Available for Future
	be Issued Upon	Exercise Price of	Issuance Under Equity
	Exercise of	Outstanding	Compensation Plans
	Outstanding Options,	Options, Warrants	(Excluding Securities Reflected
Plan Category	Warrants and Rights	and Rights ($)	in Column A)

Equity Compensation Plans Approved by Stockholders(1)	3,648,066	2.41	2,888,000
Equity Compensation Plans Not Approved by Stockholders(2)(3)	887,123	2.36	-
Total	4,535,189	2.40	2,888,000

(1)	Consists of the 2006 Omnibus Incentive Plan, the 2003 Stock Incentive Plan, and the 2001 Irvine Sensors Corporation Stock Option Plan.
(2)	Consists of the 2001 Non-Qualified Stock Option Plan (“2001 Supplemental Plan”) and the 2000 Non-Qualified Option Plan (“2000 Supplemental Plan”). Some of the Company’s directors and officers hold options issued under these plans.
(3)	Six hundred thousand shares have also been contributed by the Company to a Rabbi Trust to be held for the benefit of certain key employees pursuant to a non-qualified deferred compensation retirement plan. Contributions are determined by the Company’s Board annually. Accordingly, such shares are not included in the number of securities issuable in column (a) or the weighted average price calculation in column (b), nor are potential future contributions included in column (c).

Non-Stockholder Approved Plans

As of April 1, 2007, the Company had options outstanding under two non-stockholder approved equity incentive plans, the 2000 Supplemental Plan and the 2001 Supplemental Plan, which were terminated upon the approval of the Company’s 2006 Omnibus Incentive Plan in June 2006, subject to the obligation to issue shares pursuant to options previously issued.

Under the 2001 Supplemental Plan, option grants were made to employees of the Company (or any parent or subsidiary corporation) who were neither officers nor Board members at the time of the option grant. Under the 2000 Supplemental Plan, option grants were made to employees, directors or consultants of the Company (or any parent or subsidiary corporation). Options under the 2000 Supplemental Plan and the 2001 Supplemental Plan (the “Supplemental Option Plans”) typically vest and become exercisable in a series of installments over the optionee’s period of service with the Company. Each outstanding option under the 2000 Supplemental Plan will vest in full on an accelerated basis in the event the Company is acquired. Each outstanding option under the 2001 Supplemental Plan will vest in full on an accelerated basis in the event the Company is acquired and that option is not assumed or replaced by the acquiring entity. Each option granted under either of the Supplemental Option Plans has a maximum term set by the plan administrator (either the Board or a Board committee) at the time of grant, subject to earlier termination following the optionee’s cessation of employment or service. All options granted under the Supplemental Option Plans are non-statutory options under the Federal tax law.

As of October 1, 2006, options covering 45,000 shares of Common Stock were outstanding, no shares had been issued and there were no outstanding share right awards under the 2000 Supplemental Plan. The 2000 Supplemental Plan was terminated in June 2006. As of October 1, 2006, options covering 842,123 shares of Common Stock were outstanding, 668,125 shares had been issued and there were no outstanding share right awards under the 2001 Supplemental Plan. The 2001 Supplemental Plan was terminated in June 2006.

In September 2002, the Company authorized a non-qualified deferred compensation retirement plan for key employees with service then in excess of twelve years. Contributions to this plan are determined by the Company’s Board annually and made to a Rabbi Trust to be held for the benefit of certain key employees. 500,000 shares of the Company’s Common Stock have been contributed to the Rabbi Trust over the period June 2003 through October 1, 2006. The plan is unfunded, and participants’ accounts represent unsecured claims against the Company. The Rabbi Trust was established by the Company and is subject to creditor claims. Shares in the plan may be distributed to each plan beneficiary when they retire from service at a retirement age permitted under the Company’s Cash or Deferred and Stock Bonus Plan.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Directors and Executive Officers

The following is a brief description of the capacities in which the Company’s executive officers who are not also a director of the Company or nominee for director of the Company have served during the past five years and other biographical information. The biographies of Messrs. Brashears, Carson, Dumont, Kelly, Looney, Pike, Ragano, Richards, and Toffales appear earlier in this proxy statement under “Proposal One: Election of Directors.”

Dr. Volkan Ozguz, age 51, has been a Senior Vice President of the Company since March 2005 and Chief Technical Officer since March 2004. He has been with the Company since December 1995 in positions of increasing managerial responsibility for research and development activities. Prior to joining the Company, Dr. Ozguz was a research scientist and lecturer at the University of California, San Diego. He is the author of numerous technical publications and is the inventor on several patents assigned to the Company. Dr. Ozguz holds a B.S. and M.S. in Electrical Engineering from Istanbul Technical University and a Ph.D. in Electrical Engineering from North Carolina State University.

Daryl Smetana, age 55, joined the Company in 1984 as a detector and cryogenics technologist. He has also served as a Project Engineer and a Program Manager. In 1993, Mr. Smetana was promoted to Director of Programs. In 1994, he also served as Director of Business Management and, in 1996, as Deputy General Manager for the Advanced Technology Division of the Company. In 2003, Mr. Smetana became Deputy Chief Operations Officer for the Company. Mr. Smetana has served as Vice President of the Company since late 2005. Mr. Smetana holds a B.S. in Physics from the California Polytechnic State University, Pomona and a degree in Audio Engineering from the College for Recording Arts in San Francisco.

John J. Stuart, Jr., age 67, joined the Company in January 1983 as its Manager of Special Projects and Communications, became the Company’s Chief Financial Officer and Treasurer in July 1985, a Vice President in June 1995, a Senior Vice President in November 1998 and Secretary in March 2001. He relinquished the position of Treasurer in February 1995. Effective October 1998, Mr. Stuart re-assumed the position of Treasurer in addition to his other responsibilities. Mr. Stuart has been an Advisory Member of the Company’s Board since November 1998. Mr. Stuart is also a member of the Board of Directors of Optex (since December 30, 2005), Novalog (since October 1995), MSI (since October 1997), RedHawk Vision (since March 2000) and iNetWorks (since October 2000). During these periods, Mr. Stuart has also served, and continues to serve, as Chief Financial Officer and Secretary of Optex and as Chief Financial Officer of MSI, RedHawk Vision and iNetWorks. He was also Chief Financial Officer of Novalog from October 1995 to June 2001. In May 2002, he became Secretary of Novalog, and in October 2002 resumed the position of Chief Financial Officer of Novalog. Mr. Stuart is a director of EuroTrust A/S, a Danish company that is not affiliated with the Company. Mr. Stuart holds a B.S. in Industrial Management from the Massachusetts Institute of Technology.

Compensation of Executive Officers

For fiscal years ended October 1, 2006, October 2, 2005 and October 3, 2004, the compensation awarded or paid to, or earned by the Company’s Chief Executive Officer, and each of the four other executive officers of the Company whose annual salary and bonus exceeded $100,000 in fiscal 2006 is shown in the following table:

SUMMARY COMPENSATION TABLE

				Long Term
				Compensation
				Securities
				Underlying
				Options	All Other
	Fiscal	Annual Compensation		/SARs	Compensation
Name and Principal Positions	Year	Salary ($)	Bonus ($)	(#)(1)	($)(2)

John C. Carson	2006	244,689	-	-	87,367
Chief Executive Officer and President	2005	232,536	-	250,000	87,884
	2004	200,572	100	150,000	93,138

John J. Stuart, Jr.	2006	225,043	-	-	76,158
Senior Vice President, Chief Financial	2005	200,776	-	225,000	76,587
Officer, Secretary and Treasurer	2004	187,627	100	150,000	80,129

Volkan Ozguz	2006	217,802	10,000	-	27,499
Senior Vice President, Chief Technical	2005	179,907	3,250	70,000	26,712
Officer (3)	2004	123,472	3,350	13,938	40,249

Timothy Looney (3)	2006	135,000	-	-	16,955
Vice President of the Company and	2005	-	-	-	-
President of Optex Systems, Inc. (3)	2004	-	-	-	-

Daryl L. Smetana (4)	2006	173,687	10,000	-	66,606
Vice President	2005	141,578	-	21,000	64,964
	2004	128,125	-	13,937	67,039

(1)	No SARs have been issued to the Named Executive Officers during the fiscal years represented.
(2)	Amounts in this column include the value of shares contributed to the named individual’s account in the Employee Stock Bonus Plan. See “Employee Stock Bonus Plan.” Amounts in this column also include the value of shares contributed to a Rabbi Trust to be held for the benefit of the named individuals pursuant to a non-qualified deferred compensation retirement plan. In October 2005, shares valued at $57,970 were contributed on behalf of Mr. Carson, shares valued at $46,808 were contributed on behalf of Mr. Stuart and shares valued at $43,774 were contributed on behalf of Mr. Smetana. In November 2004, shares valued at $53,817 were contributed on behalf of Mr. Carson, shares valued at $43,458 were contributed on behalf of Mr. Stuart and shares valued at $42,841 were contributed on behalf of Mr. Smetana. In June 2004, shares valued at $56,753 were contributed on behalf of Mr. Carson, shares valued at $45,828 were contributed on behalf of Mr. Stuart and shares valued at approximately $45,177 were contributed on behalf of Mr. Smetana. The plan is unfunded, and participants’ accounts represent unsecured claims against the Company. The Rabbi Trust was established by the Company and is subject to creditor claims. Shares held by the Rabbi Trust may be distributed to each plan beneficiary when they retire from service at a retirement age permitted under the Company’s Employee Stock Bonus Plan.
(3)	The named individual joined the Company in fiscal 2006.
(4)	The named individual became a Named Executive Officer in fiscal 2006

Employment, Termination of Employment and Change-in-Control Agreements

In December 2005, we entered into a two-year employment agreement with Mr. Looney pursuant to which he became one of our vice presidents. Under this employment agreement, Mr. Looney receives an annual base salary of $180,000 and is eligible to participate in our incentive stock option programs made available to our executive officers for which Mr. Looney qualifies. In the event of Mr. Looney’s termination of employment (i) by us without cause, (ii) by Mr. Looney for good reason or (iii) without cause within six months in conjunction with or within six months following a change in control, we will continue to pay Mr. Looney his base salary through January 3, 2008.

We have no other employment, termination of employment and change-in-control agreements with any of our named executive officers.

Option Grants

No stock options or stock appreciation rights were granted during fiscal 2006 to our named executive officers.

Aggregated Option Exercises During Last Fiscal Year and Fiscal Year-End Option Values

The following table contains information relating to the exercise of stock options by the Named Executive Officers in fiscal 2006, as well as the number and value of their unexercised options as of October 1, 2006. No stock appreciation rights were exercised during such fiscal year or held by any Named Executive Officer as of October 1, 2006.

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised Options		In-the-Money Options at
	Acquired on	Value	at Fiscal Year End (#) (2)		Fiscal Year End ($) (3)
Name	Exercise (#)	Realized ($) (1)	Exercisable	Unexercisable	Exercisable	Unexercisable

John C. Carson	25,000	$48,250	486,500	-	$6,000	$-

John J. Stuart, Jr.	150,000	4,500	317,750	-	10,200	-

Volkan Ozguz	5,000	-	123,437	-	9,100	-

Timothy Looney	-	-	-	-	-	-

Daryl L. Smetana	-	-	59,937	-	4,250	-

(1)	Represents the fair market value of the Company’s Common Stock on the date of exercise (based on the closing sales price reported on the Nasdaq Capital Market, formerly known as the Nasdaq SmallCap Market), less the exercise price, multiplied by the number of options, and does not necessarily indicate that the shares were sold by the optionee.
(2)	Includes both in-the-money and out-of-the money options.
(3)	Based on the fair market value of the Company’s Common Stock on the last trading day of fiscal 2006 ($1.32 per share), less the applicable exercise prices, multiplied by the number of options.

Employee Stock Bonus Plan

All of the Company’s employees are eligible to participate in the Employee Stock Bonus Plan (the “ESBP”), which is a tax-qualified retirement plan. Employees are enrolled in the ESBP as of the day following the date on which the employee completes at least one hour of work. In order to share in the Company’s contribution to the ESBP in any fiscal year of the ESBP (“Plan Year”), an employee must have worked a minimum of 1,000 hours during the Plan Year, and be employed by the Company at the end of the Plan Year. To date, the ESBP has been funded only with previously unissued shares of the Company’s common and preferred stock; thus the Company has not contributed any cash to the ESBP. The ESBP’s assets are allocated annually to the participating employees’ accounts in the respective ratios that each participating employee’s compensation for that year bears to the total compensation of participating employees. An employee’s participation in the ESBP terminates on his retirement, disability or death, at which time the employee will receive that portion of his or her account that has vested. Generally, an employee’s account vests at a rate of 20% per year and is 100% vested after five years of employment. All executive officers named in the Summary Compensation Table participate in the ESBP. In the fiscal years ended October 1, 2006, October 2, 2005 and October 3, 2004, and the 13 weeks ended December 31, 2006, the Company contributed approximately 505,600, 401,500, 532,300 and 600,000 shares of common stock, respectively, to the ESBP valued at $1,200,000, $900,000, $725,000 and $1,230,000, respectively, as of the date of contribution. The value of contributions to the accounts of the Named Executive Officers for fiscal 2006 has been included in “All Other Compensation” in the Summary Compensation Table.

Compensation Committee Interlocks and Insider Participation

During fiscal 2006, Mr. Dumont, Dr. Kelly, Mr. Pike and Mr. Hale, until his resignation, served on the Compensation Committee. None of the members of the Compensation Committee was at any time during fiscal 2006 or at any other time an officer or employee of the Company. None of our executive officers has, during fiscal 2006, served on the board or the compensation committee of any other entity, any of whose officers served either on our Board or our Compensation Committee.

Related Party Transactions

Except as set forth below, since the beginning of fiscal 2006, there was no other transaction or series of similar transactions to which the Company was or is a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, beneficial owner of more than 5% of any class of the Company’s voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. It is anticipated that any future transactions between the Company and its officers, directors, principal stockholders and affiliates will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and that such transaction will be reviewed and approved by the Company’s Audit Committee and a majority of the independent and disinterested members of the Board.

In May 2005, the Company entered into a one-year consulting agreement with one of its directors, Chris Toffales, and CTC Aero, LLC, of which Mr. Toffales is sole owner, pursuant to which Mr. Toffales and CTC Aero would provide strategic planning and business development consulting services to the Company. Mr. Toffales earned $100,900 during fiscal 2005, and has earned $234,000 since the beginning of fiscal 2006, for the provision of such services pursuant to this agreement. In August 2005, the Company amended and restated the agreement, pursuant to which amendment Mr. Toffales would provide services in connection with potential Initial Acquisition activities of the Company and the Company would pay a success fee in the event of the closure of such an Initial Acquisition. Mr. Toffales did not earn such a success fee during fiscal 2005; however, he earned a success fee of $500,000 in connection with the Initial Acquisition of Optex described below. Although this fee currently is payable in cash, the Company has received stockholder approval to pay the fee with 192,308 shares of Common Stock in lieu of cash. If this payment is made in Common Stock, the Company will also pay Mr. Toffales or CTC Aero a cash fee of $175,000 to offset the tax consequences of the stock payment. Mr. Toffales also earned $15,000 for due diligence services in connection with the Initial Acquisition. CTC Aero also has had a consulting relationship with an affiliate of Pequot. CTC Aero earned a fee of approximately $127,500 in connection with the closing of the private placement described below, which was paid by Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P., the purchasers of the senior subordinated secured convertible notes issued in such private placement.

On December 30, 2005, the Company entered into an amendment to the consulting agreement with Mr. Toffales and CTC Aero to extend its term for three years to December 30, 2008, to increase the monthly consulting fee from $15,000 to $21,000 per month and to make all future acquisition success fees, if any, payable in unregistered shares of Common Stock in an amount equal to between 5% and 1% of the total purchase price paid by the Company for the acquisition, which percentage decreases based upon the total acquisition purchase price, and valued at the same per share purchase price as agreed upon in the applicable acquisition. The success fee shall not be less than $150,000. The Company also will pay an additional amount in cash equal to 35% of the success fee.

On December 30, 2005, pursuant to that certain stock purchase agreement dated December 30, 2005 between us and Mr. Looney, we purchased 70% of the outstanding capital stock of Optex from Mr. Looney in consideration for an initial cash payment of $14.0 million and an additional $64,200 which was paid in July 2006 after completion of Optex’s 2005 audit. Mr. Looney also has the potential to receive up to an additional $4.0 million in a cash earnout based upon the percentage of net cash flow generated from the Optex business for fiscal 2006 and each of the subsequent two fiscal years. We also entered into the buyer option agreement with Mr. Looney, whereby we agreed to purchase the remaining 30% of the issued and outstanding capital stock of Optex from Mr. Looney if certain conditions were met, including the approval by our stockholders of the issuance to Mr. Looney of 2,692,307 shares of our common stock as consideration for the exercise of the buyer option. The issuance of these shares was approved by our stockholders at the Annual Meeting of Stockholders in June 2006. In connection with the transaction in December 2005, Mr. Looney became an officer of the Company and remains an officer and director of Optex. Mr. Looney’s spouse was an officer and director of Optex until the consummation of the Initial Acquisition in December 2005, and remains employed by Optex. Mr. Looney is a nominee for election at our Annual Meeting to become a member of our Board of Directors.

In December 2005, we also entered into a two-year employment agreement with Mr. Looney pursuant to which he became one of our vice presidents. Under this employment agreement, Mr. Looney receives an annual base salary of $180,000 and is eligible to participate in our incentive stock option programs made available to our executive officers for which Mr. Looney qualifies. In the event of Mr. Looney’s termination of employment (i) by us without cause, (ii) by Mr. Looney for good reason or (iii) without cause within six months in conjunction with or within six months following a change in control, we will continue to pay Mr. Looney his base salary through January 3, 2008. Mr. Looney also serves as the president and a director of Optex.

On December 29, 2006, we entered into amendments with Mr. Looney to the stock purchase agreement, the buyer option agreement and the escrow agreement between us and Mr. Looney dated December 30, 2005, in connection with our exercise of the buyer option and purchase of the remaining 30% of the issued and outstanding common stock of Optex Systems, Inc. from Mr. Looney. The amendments eliminated a block trade guarantee contained in the original buyer option agreement and shortened the indemnification escrow period relating to the acquisition of Optex by 6 months. Simultaneously with the execution of the amendments, we issued 2,692,307 shares of common stock to Mr. Looney in consideration for the remaining 30% of the issued and outstanding common stock of Optex, and Optex is now our wholly-owned subsidiary.

In consideration for the amendments, we issued an unsecured subordinated promissory note to Mr. Looney in the principal amount of $400,000, bearing interest at a rate of 11% per annum. The principal and accrued interest under this note shall be due and payable in full to Mr. Looney on the earlier of December 29, 2007 and the date the debt owed to our senior lenders is indefeasibly paid in full, unless earlier accelerated at Mr. Looney’s election upon certain events of default.

On January 17, 2007, we and Timothy Looney entered into a second amendment (the “Amendment”) to the Stock Purchase Agreement between us dated December 30, 2005 and previously amended on December 29, 2006. The original Stock Purchase Agreement was entered into in connection with the Company’s acquisition of the issued and outstanding common stock of Optex Systems, Inc. (“Optex”) from Mr. Looney. The Amendment amends the earnout provisions of the Stock Purchase Agreement by extending the earnout period from December 2008 to December 2009 and reducing the aggregate maximum earnout from $4.0 million to $3.9 million. The Amendment was entered into in consideration for a secured subordinated revolving promissory note (the “Note”) issued on January 17, 2007 by Optex to TWL Group, LP, a limited partnership owned by Mr. Looney, pursuant to which TWL Group may make advances from time to time to Optex of up to $2 million. The Note bears interest at 10% per annum and matures on the earlier of (i) February 27, 2009 and (ii) 60 days after the date the Company’s senior debt is paid in full or refinanced, unless earlier accelerated at TWL Group’s election upon certain events of default. So long as any indebtedness is outstanding under the Note, Optex generally will not be able to make any loan or advance, transfer any assets or otherwise make any payment to the Company, other than dividends, distributions, loans, advances, transfers or other payments in an aggregate amount not to exceed $2,250,000 per annum. Optex’s obligations under the Note are secured by a subordinated lien on all or substantially all of Optex’s assets, pursuant to a subordinated security agreement in favor of TWL Group, which is subordinated to the Company’s senior lenders. Mr. Looney is a Vice President of the Company, the President and a director of Optex, and a greater than 10% stockholder of the Company.

On December 30, 2005, we issued subordinated secured convertible notes in the original aggregate principal amount of $10.0 million and four-year warrants to purchase up to an aggregate of 1,346,154 shares of our common stock to Pequot in a private placement pursuant to that certain securities purchase agreement dated as of December 30, 2005 between us and Pequot in order to finance the acquisition of the outstanding capital stock of Optex. The notes were issued in two series, both of which bear interest at 3.5% per annum, which rate is subject to potential reduction over time. The Series 1 notes, with an aggregate face amount of $7,445,493, mature on December 30, 2009, and the Series 2 notes, with an aggregate face amount of $2,554,507, initially were set to mature on December 30, 2007, which maturity date has been extended to December 30, 2009 as described below. The Pequot warrants also were issued in two series, both of which are fully exercisable on or prior to December 30, 2009. The principal and interest under the notes initially was convertible into shares of common stock at an initial conversion price per share of $2.60 and the warrants initially were exercisable for shares of common stock at an initial exercise price per share of $3.10, in each case, subject to adjustment for stock splits, stock dividends, recapitalizations and the like and for certain price dilutive issuances. Subject to certain conditions and limitations, the principal and interest under the notes also may be repaid with shares of common stock. Interest payments are determined by dividing the aggregate amount of interest payable by a price, as of the applicable interest payment date, determined by multiplying 93% by the arithmetic average of the volume weighted average price of our common stock for each of the 20 consecutive trading days prior to the applicable payment date. We received net proceeds of approximately $9.8 million from the original sale of the convertible notes to Pequot in December 2005, after payment of approximately $223,000 in reimbursement of attorneys’ fees and expenses for counsel to Pequot incurred by them in connection with due diligence and the preparation and negotiation of the transaction documents relating to the sale of the notes. We did not receive any proceeds from the assignment of the notes by Pequot to Longview Fund and Alpha Capital in December 2006. We made total payments of approximately $200,000 to Pequot during 2006. We estimate that the total possible payments that we will be required to make to Longview Fund and Alpha Capital during 2007 will be approximately $1.1 million.

CTC Aero, LCC, of which one of our directors, Chris Toffales, is sole owner, earned a cash fee of approximately $127,500 in connection with the closing of the December 2005 private placement with Pequot described above, which was paid by Pequot.

On December 29, 2006, we entered into a Term Loan and Security Agreement with Longview Fund, LP and Alpha Capital Anstalt, pursuant to which we borrowed $8.25 million pursuant to a non-convertible term loan, of which approximately $5.9 million was used to pay in full our obligations to our senior lender, Square 1 Bank. The Loan Agreement provides that we shall make quarterly interest payments during the term of the term loan, which interest shall accrue at a rate of 11% per annum. At our election, we may pay interest under the term loan in shares of our common stock valued at 80% of the average of the three lower closing bid prices of the common stock for the twenty trading days ending on the trading day preceding the relevant interest payment date, provided that we have obtained approval of our stockholders, if necessary to do so, and there is no event of default.

In connection with the term loan, and pursuant to a Subscription Agreement and a Registration Rights Agreement entered into on December 29, 2006 among us, Longview and Alpha Capital, we issued five-year warrants to Longview and Alpha Capital to purchase up to an aggregate of 3,000,000 shares of common stock at an exercise price of $1.30 per share, subject to adjustment for stock splits, stock dividends, recapitalizations and the like. The exercise price, but not the number of shares issuable, under these warrants also is subject to adjustment in the event of a dilutive issuance. At our election, we may pay certain applicable liquidated damages under these warrants or the Registration Rights Agreement in shares of common stock to the extent that issuance of common stock does not exceed, absent stockholder approval, 945,507 shares when aggregated with any interest payments made in shares of common stock under the Loan Agreement. We have granted registration rights with respect to the shares of common stock issuable to Longview and Alpha Capital. We also have granted Longview and Alpha Capital a right of first offer on certain future issuances of securities by us.

Concurrently with the closing of the term loan, pursuant to an Assignment Agreement and Addendum entered into on December 29, 2006, Longview and Alpha Capital also purchased from Pequot all of their Series 1 and Series 2 notes in the original principal amount of $10 million, which had originally been issued by us in a private placement in December 2005.

As a result of the issuance of the warrants to Longview and Alpha Capital, the conversion price of the Series 1 and Series 2 notes was automatically reduced to $1.30 per share pursuant to the anti-dilution provisions in the notes. At such conversion price, the principal amount of the notes is presently convertible into 7,692,308 shares of common stock. The notes bear interest at 3.5% per annum, subject to potential reduction over time, and currently mature on December 30, 2009. Principal and interest under the notes is convertible into shares of common stock at a conversion price per share of $1.30, subject to adjustment for stock splits, stock dividends, recapitalizations and the like and for certain price dilutive issuances. Subject to certain conditions and limitations, the principal and interest under the notes also may be repaid with shares of common stock. In June 2006, our stockholders approved the conversion of the notes into an aggregate number of shares of common stock exceeding 19.99% of our outstanding common stock. We have granted registration rights with respect to the shares of common stock issuable upon repayment, conversion or exercise of the notes.

In connection with the assignment, Longview and Alpha Capital have agreed to waive the prior events of default previously alleged by Pequot under the notes, have agreed to extend the maturity date of the Series 2 notes from the original date of December 30, 2007 to December 30, 2009 (the same maturity date as the Series 1 notes) in accordance with the terms of the Series 2 notes, and have agreed to be subject to a blocker that would prevent each of Longview’s and Alpha Capital’s stock ownership at any given time from exceeding 4.99% of our outstanding common stock (which percentage may increase but never above 9.99%).

On December 28, 2006, prior to the assignment, we entered into a Letter Agreement with Pequot whereby Pequot Private Equity Fund III, L.P. waived its rights under that certain Side Letter dated December 30, 2005 to designate a director to serve on our Board of Directors. In addition, Pequot agreed to be subject to a blocker that would prevent their stock ownership at any given time from exceeding 9.9% of our outstanding common stock. In consideration for the Letter Agreement, we paid Pequot $25,000.

In connection with the assignment, on December 29, 2006, we entered into a Settlement Agreement and Mutual Release with Pequot to resolve all disputes regarding alleged events of default and certain other matters under the notes when they were held by Pequot, and to mutually release each other and related persons for claims and losses arising from actions taken prior to the assignment, including claims relating to the notes, any issuance of securities and any agreements or transactions between us and Pequot. The settlement also includes a mutual covenant not to sue for events prior to the assignment, and certain indemnification for events prior to the assignment. In consideration of the settlement, we agreed to pay Pequot a settlement payment of $1.25 million, accrued and unpaid interest of $539,446 on the notes from September 30, 2006 through December 29, 2006, and $230,000 as reimbursement for attorneys’ fees and expenses.

As previously disclosed, in a private placement in December 2005, we had issued to Pequot four-year warrants to purchase an aggregate of 1,346,154 shares of our common stock at an initial exercise price of $3.10 per share. As a result of the issuance of the warrants to the Longview and Alpha Capital, the exercise price of the Pequot warrants was automatically reduced to $1.30 per share and the number of shares issuable upon exercise of the Pequot warrants was automatically increased to an aggregate of 3,210,059 shares, pursuant to the anti-dilution provisions of the Pequot warrants. In connection with the settlement, Pequot exercised a portion of the Pequot warrants and purchased 1,346,154 shares of our common stock from us on December 29, 2006. In connection with the settlement, Pequot also agreed to a mandatory exercise of the Pequot warrants for an additional 902,267 shares for cash no later than March 14, 2007, provided that certain conditions are met, including that the shares can be resold under an effective registration statement and that the average daily volume-weighted average price of our common stock has, for any seven consecutive trading days following and during the effective resale registration of such shares exceeded 110% of the exercise price. Because certain of the specified conditions were not met by March 14, 2007, Pequot is not required to complete the mandatory exercise, but may exercise the remaining Pequot warrants in accordance with their terms, including on a “cashless exercise” basis.

The interest described above will be payable on the earliest of (i) the exercise after March 14, 2007 by Pequot of the Pequot warrants to purchase an aggregate of 902,267 shares as an offset to the aggregate exercise price therefor, (ii) such earlier date in cash at our election, or (iii) May 31, 2007 in cash. If such Pequot warrants are exercised on a cashless basis, we may pay a proportional amount of the interest in shares in the manner provided in the notes, subject to certain conditions. As provided in the notes, the number of shares issuable as payment for interest is determined by dividing the amount of the interest by 93% of the arithmetic average of the volume-weighted average price of our common stock for each of the 20 consecutive trading days prior to the payment date. We must pay Pequot interest at a rate of 18% per annum on the amount of unpaid interest for the period from March 14, 2007 until paid in full.

The attorneys fees reimbursement described above was payable on March 14, 2007. We must pay Pequot interest at a rate of 18% per annum on the amount of unpaid attorneys fees reimbursement for the period from March 14, 2007 until paid in full.

The Settlement Agreement provides that, upon the assignment, we and Pequot will not have any further rights, obligations or liabilities to each other under the notes, the security agreements or the guaranty that were assigned to Longview and Alpha Capital and, upon the full exercise of the Pequot warrants, we and Pequot will not have any further rights, obligations or liabilities to each other under the Securities Purchase Agreement dated December 30, 2005, as amended, except for certain indemnification rights, registration rights and certain other covenants applicable to the Pequot warrants. Upon completion of the assignment, the Securities Purchase Agreement (other than the surviving provisions described above) and the Side Letter were terminated. In addition, we and Pequot waived any existing defaults, breaches or noncompliance of each other under any of the original agreements and other instruments entered into in connection with the December 2005 private placement.

We believe Longview and Alpha Capital are not related parties, but the transactions with them are described above for the sole purpose of providing context for the transactions with Pequot.

REPORT ON EXECUTIVE COMPENSATION

The Company’s executive compensation philosophy is to attract and retain executive officers capable of leading the Company to fulfillment of its business objectives by offering competitive compensation, including the opportunity to earn long-term equity compensation, that in large part recognize overall corporate performance as well as individual contributions. In addition, long-term equity compensation is awarded to align the interests of management and stockholders. The Company provides executive officers of the Company with a substantial economic interest in the long-term appreciation of the Company’s stock through the grant of restricted stock or stock options and participation in the Employee Stock Bonus Plan, subject to vesting restrictions.

To further these objectives, the Compensation Committee reviewed the Company’s executive compensation program in fiscal 2006 with the objective of updating this program in fiscal 2007 to reflect current industry practices and recent changes required for option accounting. Historically, the Company’s compensation program for executive officers generally has consisted of four components: (i) base cash salaries, (ii) annual cash bonuses, (iii) stock options, and (iv) employee retirement plan. Upon its review, the Compensation Committee recommended that the Company’s future compensation program for executive officers reduce or eliminate the cash bonus and stock option components of the executive compensation program in favor of bonuses tied to measurable performance metrics of the Company and paid with vested and non-vested grants of the Company’s common stock.

Total compensation paid by the Company to its executive officers is designed to be competitive with the compensation packages paid to the management of comparable companies in the electronic manufacturing industry. This group of companies is a subset of the SIC Code Index peer group that the Company compares itself to for stock performance purposes. The Compensation Committee generally evaluates corporate and individual performance based on several factors, focusing on achievement of the annual operating plan and continued growth. Moreover, the Committee does not base its recommendations on any single performance factor, nor does it specifically assign relative weight to factors, but rather considers a mix of factors and evaluates the Company and individual performance against that mix. Recommendations as to compensation are then submitted to the Company’s Board for final approval.

Base Salaries.  The Committee determines and recommends salary changes for executive officers in accordance with the salary administrative policy. Approval of such salary changes is made by the full Board. Salary adjustments are generally made following the end of the fiscal year. The salary administrative policy is periodically reviewed by the Committee. The policy reflects both performance objectives and accomplishments and competitive salary data of other companies. Adjustments to base salaries are based on these factors.

Cash Bonuses.  Executive officer cash bonuses prior to fiscal 2007, other than those to the Chief Executive Officer, were awarded based on the achievement of corporate and individual goals recommended by the Chief Executive Officer and approved by the Committee and Board, as well as the financial condition and prospects for the Company. The Chief Executive Officer’s cash bonus, if any, was based on the recommendation of the Compensation Committee taking into account the results, financial condition and prospects for the Company. Under the bonus plan applicable to executive officers, award levels could have potentially ranged from zero to 50% of base salaries. For fiscal 2006, bonuses in the aggregate amount of $20,000 were granted to two executive officers, neither of which was the Chief Executive Officer. As a result of its review of this policy in fiscal 2006, the Committee has recommended that future cash bonuses paid to executive officers be limited to recognition of unusual circumstances, rather than being a defined element of each executive officer’s identified compensation package.

Stock Bonuses.  In lieu of cash bonuses, the Company has established target performance metrics for the Company for fiscal 2007, which if satisfied, will result in the payment of bonuses to executive officers through grants of vested or non-vested common stock of the Company. Under this bonus plan, target award levels are set between 35% and 50% of base salaries, with the possibility of awards ranging from zero to greater than 50%

depending on achievement. The Chief Executive Officer’s target bonus for fiscal 2007 has been set at 50% of his base salary, based on achievement of target levels of total revenue, free cash flow (as defined) and earnings per share.

Stock Options.  No stock options were granted to the Company’s executive officers in fiscal 2006.

Employee Retirement Plan.  The Company maintains an employee retirement plan that provides for annual contributions to the Company’s Stock Bonus Trust on behalf of the employees, including executives. At the discretion of the Compensation Committee, contributions not to exceed 15% of total payroll are made in the Company’s Common Stock at market value. Individual employees gain a vested interest over a five-year period of service.

Deferred Compensation Plan.  The Company maintains a deferred compensation plan for key employees with long term service. Annual contributions of Common Stock of the Company are made to a Rabbi Trust for the benefit of the deferred compensation plan participants. Participants’ potential distributions from the Rabbi Trust represent unsecured claims against the Company. The Rabbi Trust was established by the Company and is subject to creditor claims. Shares in the plan may be distributed to each plan beneficiary when they retire from service at an age permitted under the Company’s employee retirement plan.

Chief Executive Officer Compensation.  The Compensation Committee recommends the salary, bonus and option grants of the Company’s Chief Executive Officer for determination by a majority of independent directors of the Board. The Company’s policy is to compensate its officers, including the Chief Executive Officer, with salary commensurate with the base compensation paid by competitive employers, supplemented by compensation in recognition of performance. John C. Carson, the Company’s present Chief Executive Officer, assumed this position in April 2005, the mid point of fiscal 2005. The Compensation Committee recommended that his base salary remain at $228,600 for the balance of fiscal 2005 pending a review of industry peer compensation expected to be available at that time. Pursuant to that review, the Compensation Committee recommended and the independent members of the Board approved an increase in Mr. Carson’s basic salary compensation to approximately $250,000 effective January 2006. Effective January 2007, the Compensation Committee recommended and the independent members of the Board approved an increase in Mr. Carson’s basic salary compensation to approximately $260,000. Mr. Carson received no bonus compensation in either fiscal 2005 or fiscal 2006. Pursuant to the Company’s new executive compensation program, Mr. Carson has a bonus target valued at $130,000, which, if earned, is payable in shares of the Company’s common stock. Mr. Carson’s bonus could exceed this figure if the Company’s total revenue, free cash flow or earnings per share exceed established target values. In putting together Mr. Carson’s compensation package, the Committee considered executive compensation information from other companies in the industry, including industry surveys, publicly available information and reports from compensation consulting firms.

Compliance with Internal Revenue Code Section 162(m).  Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. The Company’s 2006 Omnibus Incentive Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation provided that the option grants are approved by a committee comprised exclusively of two or more “outside directors.” Non-performance based compensation paid to the Company’s executive officers for fiscal 2006 did not exceed the $1 million limit per officer. Because it is unlikely that non-performance-based compensation payable to any of the Company’s executive officers in the foreseeable future will approach the $1 million limit, the Committee has decided at this time not to recommend action to limit or restructure the elements of non-performance-based compensation payable to the Company’s executive officers. The Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

Submitted by the fiscal 2006 Compensation Committee of the Company’s Board of Directors:

Marc Dumont (Chairman)
Thomas M. Kelly
Clifford Pike

RELATIONSHIP WITH INDEPENDENT AUDITORS

Independent Auditors

The Audit Committee of the Board appointed the firm of Grant Thornton LLP as independent auditors of the Company for the fiscal year ended October 1, 2006, but has not yet appointed independent auditors for the fiscal year ending September 30, 2007. Ratification or other action by the Company’s stockholders concerning the appointment of the independent auditors of the Company for fiscal 2007 is not required by the Company’s By-Laws or otherwise. The Audit Committee has not yet appointed independent auditors for fiscal 2007 because the Audit Committee is still in the process of reviewing the matter and proposed terms of engagement with Grant Thornton LLP. The Audit Committee may, in its discretion, direct the appointment of a different independent auditing firm at any time if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders or required by law.

A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from stockholders.

Audit and Other Fees

Audit Fees: Grant Thornton LLP billed the Company an aggregate of $1,135,500 for professional services rendered for the audit of the Company’s financial statements for fiscal 2006, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarterly periods in fiscal 2006 and for consents issued in connection with the Company’s registration statements on Form S-3 in fiscal 2006. Grant Thornton LLP billed the Company an aggregate of $422,100 for such comparable professional services rendered for the fiscal year ended October 2, 2005 (“fiscal 2005”).

Audit-Related Fees: In fiscal 2006, Grant Thornton LLP billed the Company an aggregate of $53,400 for due diligence services related to the Optex acquisition. In fiscal 2005, Grant Thornton LLP billed the Company an aggregate of $38,500 for fees in connection with discussions related to the Company’s review in the context of the Sarbanes-Oxley Act.

Tax Fees: The Company did not engage Grant Thornton LLP to provide advice or assistance in tax compliance/preparation and other tax services for either fiscal 2006 or fiscal 2005.

All Other Fees: The Company did not engage Grant Thornton LLP to provide any other services for either fiscal 2006 or fiscal 2005.

Except for the fees for services described under “Audit Fees” and “Audit-Related Fees” above, the Company did not pay Grant Thornton LLP any other fees or engage Grant Thornton LLP for any other services during fiscal 2006 and fiscal 2005.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under this policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.

AUDIT COMMITTEE REPORT

The members of the fiscal 2006 Audit Committee of the Company’s Board of Directors have prepared and submitted this Audit Committee Report.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s audited consolidated financial statements and the related schedules in the Annual Report on Form 10-K with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Committee also reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements and related schedules with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61, Communication With Audit Committees, (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Throughout the year and prior to the performance of any such services, the Committee also considered the compatibility of potential non-audit services with the independent registered public accounting firm’s independence.

The Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for the audit. The Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations and reviews; their evaluations of the Company’s internal control, including internal control over financial reporting; significant deficiencies and material weaknesses identified during the course of the audit and management’s plan to remediate those control deficiencies; and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements and related schedules be included in the Annual Report on Form 10-K for the year ended October 1, 2006 filed by the Company with the Securities and Exchange Commission.

The Audit Committee carries out its responsibilities pursuant to its written charter, which is included as Appendix A in this proxy statement and is also posted on the Company’s web site at http://www.irvine-sensors.com under the Investors section.

The Committee held seven meetings during fiscal 2006. The Committee is comprised solely of independent directors as defined by the listing standards of NASDAQ and Rule 10A-3 of the Securities Exchange Act of 1934.

The Fiscal 2006 Audit Committee

Clifford Pike (Chairman)
Marc Dumont
Thomas M. Kelly

Stock Performance Graph

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
AMONG IRVINE SENSORS CORP.,
NASDAQ MARKET INDEX AND SIC CODE INDEX

ASSUMES $100 INVESTED ON SEPT. 30, 2001
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING OCT. 1, 2006

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings made under the Securities Act or the Exchange Act, that might incorporate by reference this proxy statement or future filings made by the Company under those statutes, the Compensation Committee Report, the Audit Committee Report, the Charters of the Audit, Compensation and Nominating and Corporate Governance Committees, reference to the independence of the Audit Committee members and of other Board members and the preceding Stock Performance Graph are not “soliciting material” and are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those such prior filings or into any future filings made by the Company under those statutes.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”) requires the Company’s officers and directors and persons who own more than ten percent of a class of the Company’s equity securities registered under the Exchange Act, to file with the Securities and Exchange Commission (the “Commission”) reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of these forms, the Company believes that during the fiscal year ended October 1, 2006, each of the Company’s executive officers, directors and holders of ten percent or more of the Company’s Common Stock timely filed all reports required to be filed pursuant to Section 16(a) of the Exchange Act.

Annual Report

The Company filed an Annual Report on Form 10-K for fiscal 2006 with the Securities and Exchange Commission on January 31, 2007, a copy of which is being mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. Material included in the Form 10-K has been included in this proxy statement. The Annual Report on Form 10-K is not incorporated into this proxy statement and is not considered proxy solicitation material. The Company’s Annual Report on Form 10-K, as well as certain other reports, proxy statements and other information regarding the Company, are available on the Securities and Exchange Commission’s Web site (http://www.sec.gov). In addition, the Company will provide without charge a copy of its Annual Report on Form 10-K to any stockholder upon written request addressed to Corporate Secretary,

Irvine Sensors Corporation, 3001 Red Hill Ave., Bldg. 4-108, Costa Mesa, CA 92626, and will furnish upon request any exhibits to the Form 10-K upon the payment by the requesting stockholder of the Company’s reasonable expenses in furnishing such exhibits.

BY ORDER OF THE BOARD
OF DIRECTORS OF
IRVINE SENSORS CORPORATION

/s/ John J. Stuart, Jr.

John J. Stuart, Jr.
Chief Financial Officer, Senior Vice President
and Secretary

APPENDIX A

Audit Committee Charter
of the Audit Committee of the Board of Directors of
Irvine Sensors Corporation

1.	Purposes.

The primary purposes of the Audit Committee (the “Committee”) of Irvine Sensors Corporation (the “Company”) are to oversee on behalf of the Company’s Board of Directors (the “Board”): (a) the conduct of the Company’s accounting and financial reporting processes and the integrity of the Company’s audited financial statements and other financial reports; (b) the performance of the Company’s internal accounting and financial controls function; (c) the engagement, replacement, compensation, qualification, independence and performance of the Company’s independent auditors, and (d) the portions of the Company’s Code of Ethics that relate to the integrity of the Company’s financial reporting. The Committee’s function is one of oversight only and shall not relieve the responsibilities of the Company’s management for preparing financial statements that accurately and fairly present the Company’s financial results and condition, or the responsibilities of the independent auditors relating to the audit or review of financial statements.

2.	Composition.

(a)  At Least Three Members. The Committee shall consist of at least three independent directors as defined in Section 2(b) below. The Board shall designate a Committee member as the Chairperson of the Committee, or if the Board does not do so, the Committee members shall appoint a Committee member as Chairperson by a majority vote of the authorized members of the Committee members.

(b)  Independence. All members of the Committee shall be “independent” as defined in the listing standards of the Nasdaq Stock Market or such other national securities exchange on which the Company’s securities are then listed, as the same may be amended from time to time (the “listing standards”), the rules and regulations of the Securities and Exchange Commission (the “SEC”) and any other laws applicable to the Company. No Committee member shall be an affiliated person of the Company or receive any compensation other than in his or her capacity as a member of the Committee, the Board of Directors or other Board committee, or as otherwise permitted by the listing standards and the SEC rules.

(c)  Financial Literacy. Each member of the Committee shall be financially literate upon appointment to the Committee, as such qualification is interpreted by the Company’s Board of Directors in its business judgment under the listing standards. At least one member of the Committee shall be an “audit committee financial expert” as defined in applicable SEC rules and regulations.

(d)  Appointment. Subject to the requirements of the listing standards and the bylaws of the Company, the Board shall appoint the Committee members at the first meeting of the Board following the Annual Meeting of Stockholders. Members of the Committee shall continue to be Committee members until their successors are appointed and qualified or until their earlier retirement, resignation or removal. Any member may be removed, with or without cause, by the approval of a majority of the independent directors then serving on the full Board. The Board may fill any vacancies on the Committee by a majority vote of the directors then in office.

(e)  Service on Other Audit Committees. No director is eligible to serve on the Committee if he or she serves on more than three public company audit committees (including the Committee).

3.	Meetings; Reports and Resources of the Committee.

(a)  Meetings. The Committee shall meet as often as it determines necessary or advisable, but not less frequently than four times per year and in executive session at least twice a year The Committee may also hold special meetings or act by unanimous written consent as the Committee may decide. The meetings may be in person or telephone. The Committee shall keep written minutes of its meetings and shall deliver a copy of such minutes to the Board and to the Corporate Secretary of the Company for inclusion in the Company’s minute books. The

Committee shall meet periodically with management, the internal auditors and the independent auditors in separate executive sessions. The Committee may request any officer or employee of the Company or the Company’s independent counsel or the independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. Notwithstanding the foregoing, the Committee may also exclude from its meetings any persons it deems appropriate, including but not limited to, any director who is not a member of the Committee.

(b)  Procedures. The Committee may establish its own procedures, including the formation and delegation of authority to subcommittees, in a manner not inconsistent with this Charter, the Company’s Bylaws, applicable laws or regulations, or the listing standards. The Chairperson or majority of the Committee members may call meetings of the Committee. A majority of the authorized number of Committee members shall constitute a quorum for the transaction of Committee business, and the vote of a majority of the Committee members present at the meeting at which a quorum is present shall be the act of the Committee, unless in either case a greater number is required by this Charter, the Company’s Bylaws, applicable laws or regulations, or the listing standards. Reports. The Committee shall make regular reports to the Board of its findings, including any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, and the performance and independence of the Company’s independent auditors. The Committee shall provide to the Board at an appropriate time prior to preparation of the Company’s proxy statement for its Annual Meeting of Stockholders, a report of the Committee, which report shall be included in such proxy statement. The report shall include such information as may be required under the SEC’s rules.

(c)  Committee Access and Resources. The Committee is at all times authorized to have direct, independent and confidential access to the Company’s other directors, management and personnel, as well as to the Company’s books, records and facilities to carry out the Committee’s purposes. The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other experts and advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors for the purpose of rendering or issuing an audit report and to any experts and advisors employed by the Committee.

4.	Authority and Responsibilities.

The Committee’s role is one of oversight. The Company’s management is responsible for preparing the Company’s financial statements and for their accuracy, and the Company’s independent auditors are responsible for auditing those financial statements. While the Committee has certain authority and oversight responsibilities under this Charter, it is not the responsibility of the Committee to plan or conduct audits. In the absence of their reason to believe that such reliance is unwarranted, the Committee members may rely without independent verification on the information provided to them and on the representations made by the Company’s management and independent auditors.

Additionally, the Committee recognizes that the Company’s management, as well as the Company’s independent auditors, have more time, knowledge and more detailed information concerning the Company than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to work of the Company’s independent auditors. In addition, auditing literature, particularly Statement of Auditing Standards No. 71, defines the term “review” to include a particular set of required procedures to be undertaken by independent auditors. The Committee members are not independent auditors, and the term “review” as applied to the Committee in this Charter is not intended to have that meaning and should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing reviews of financial statements. Furthermore, the Committee’s authority and oversight responsibilities do not assure that the audits of the Company’s financial statements have been carried out in accordance with generally accepted auditing standards.

The following functions and responsibilities are set forth as a guide with the understanding that the Committee has the authority to diverge from this guide as appropriate given the circumstances. The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible to best react to changing conditions and circumstances, and that the Committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices and ethical behavior.

To fulfill its purpose, the Committee shall:

(a) Have the direct responsibility for the appointment, retention, evaluation, compensation, and oversight of the work of the Company’s independent auditors and, if necessary or advisable in the Committee’s sole discretion, to terminate the Company’s independent auditors. The Company’s independent auditors shall report directly to the Committee, and the Committee’s responsibility includes the resolution of disagreements between management and the independent auditors regarding financial reporting.

(b) Review and evaluate the lead partner of the independent auditors, and ensure the rotation of audit partners as required by law.

(c) Periodically obtain and review a report by the Company’s independent auditors describing: (i) the firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (iii) all relationships between the Company and its independent auditors (to be set out in the formal written statement described in paragraph (s) below).

(d) On an annual basis, request and obtain from the Company’s independent auditors a formal written statement delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard No. 1 or similar requirements as may be issued in the future by authoritative standards setting or regulatory bodies. The Committee shall actively engage in a dialogue with the Company’s management and independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors from management and the Company and take appropriate action in response to the independent auditors’ report to satisfy itself of the independent auditors’ objectivity and independence. The Committee shall also: (i) confirm with the independent auditors that the independent auditors are in compliance with the partner rotation requirements established by the SEC, (ii) set clear policies for the Company’s hiring of employees or former employees of the Company’s independent auditors; and (iii) if applicable, consider whether the independent auditors’ provision of any permitted non-audit services to the Company is compatible with maintaining the independence of the independent auditors.

(e) Consider and pre-approve all auditing and non-audit services provided by the Company’s independent auditors. All non-audit services permitted pursuant to law to be provided by the independent auditors must be considered and pre-approved by the Committee and such approvals must be disclosed in the Company’s Annual Report on Form 10-K. The Committee may delegate the authority to grant pre-approvals to one or more members of the Committee, whose decisions must be presented to the full Committee at its next scheduled meeting.

(f) Set clear hiring policies for employees or former employees of the independent auditor that are consistent with Section 10(A)(1) of the Exchange Act.

(g) Consider and review with the Company’s independent auditors and management: (i) the adequacy and effectiveness of the Company’s disclosure controls and procedures and other internal controls; (ii) all significant deficiencies in the design or operation of the Company’s internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data; (iii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls; (iv) the adequacy and effectiveness of those portions of the Company’s Code of Ethics that relate to the integrity of the Company’s financial reporting; and (v) the related findings and recommendations of the Company’s independent auditors together with management’s responses.

(h) Consider and review with management, the Chief Financial Officer and/or the Controller, and the Company’s independent auditors: (i) any significant findings during the year, including the status of previous audit recommendations; (ii) any audit problems or difficulties encountered in the course of audit work including any restrictions on the scope of activities or access to required information; (iii) the overall scope and plans for the audit (including the audit budget and the adequacy of compensation and staffing); (iv) any changes required in the planned scope of the audit; and (v) the coordination of audit efforts to monitor completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

(i) Inquire of management, the Chief Financial Officer and/or the Controller and the Company’s independent auditors about significant risks or exposures and assess the steps management has taken to minimize such risks. Discuss with management, the Chief Financial Officer and/or the Controller and the Company’s independent auditors the Company’s systems and policies with respect to risk monitoring, assessment and management.

(j) Establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

(k) Inquire of management and the Company’s independent auditors about whether significant new transactions or other significant matters or events not in the ordinary course of business have occurred and their views of the accounting treatment given thereto.

(l) Review periodically with legal counsel any legal and regulatory matters that may have a material impact on the Company’s financial statement compliance policies and programs.

(m) Review periodically with senior management the provisions of the Company’s Code of Ethics (including the Company’s policies and procedures with regard to trading by Company personnel in securities of the Company and use of proprietary or confidential information owned by third parties) bearing on the integrity of financial reporting including any waivers provided under such Code since the last review.(n) Review and discuss with management and the Company’s independent auditors the accounting policies that may be viewed as critical, and review and discuss any significant changes in the accounting policies of the Company and any potential changes in accounting, auditing, review and financial reporting standards and regulations promulgated by authoritative standard setting or regulatory bodies that may have a significant impact on the Company’s financial reports. Inquire of and consider the Company’s independent auditors’ views about management’s choices among alternative accounting principles and the quality, not just the acceptability, of the Company’s accounting principles as applied in its financial reporting.

(n) Review with management and the independent auditor any correspondence with regulators and any published reports that raise material issues regarding the Company’s accounting policies or financial disclosures.

(o) Review and discuss with management and the independent auditors any material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with entities of which the Committee is made aware whose accounts are not consolidated in the financial statements of the Company and that may have a material current or future effect on the Company’s financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenues or expenses.

(p) Review and discuss with management and the Company’s independent auditors any transactions or courses of dealing with related parties (e.g., including significant stockholders of the Company, directors, corporate officers or other members of senior management or their family members). In such review consider: (i) the financial accounting accorded the transaction(s) or course of action; (b) whether the terms or other aspects differ from those that would likely be negotiated with independent parties; and (c) whether the proposed disclosure of the transaction(s) or course of dealing, if any, is in accordance generally accepted accounting principles. Upon completion of such review, the Audit Committee shall either approve or disapprove (with referral to the Company’s Board of Directors) each reviewed related party transaction(s) or course of action.

(q) Review with the independent auditors: (i) all of their significant findings during the year, including the status of previous audit recommendations, (ii) any significant unadjusted audit differences, and (iii) any “management” or “internal control” letter issued by the independent auditors to the Company.

(r) Review and discuss or otherwise have the opportunity to comment on earnings press releases (including the use of “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and/or rating agencies prior to any public disclosure thereof.

(s) Review the Company’s financial statements, and, as part of that review, (i) review with management and the independent auditors, prior to public release: (A) the Company’s annual and quarterly financial statements to be filed with the SEC; (B) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” (C) any certifications regarding the financial statements or the Company’s internal accounting and financial controls and procedures and disclosure controls or procedures by the Company’s CEO or CFO that will be filed with or furnished to the SEC; and (ii) discuss with the independent auditors the matters that the independent auditors inform the Committee are required to be discussed under applicable auditing standards; and (iii) make a recommendation to the Board of Directors regarding the inclusion of the audited annual financial statements in the Company’s Annual Report on Form 10-K to be filed with the SEC.

(t) Meet separately with the independent auditors without any management member present before the release of the annual audited financial statements, and discuss (i) the adequacy of the Company’s system of internal accounting and financial controls; (ii) the appropriateness of the accounting principles used in and the judgments made in the preparation of the Company’s audited financial statements; (iii) the quality of the Company’s financial reports; and (iv) any audit problems or difficulties, and management’s response to such problems and difficulties.

(u) Prepare a report to be included in the Company’s annual proxy statement stating whether or not the Committee (i) has reviewed and discussed the audited financial statements with management; (ii) has discussed with the Company’s independent auditors the matters (if any) that the Company’s independent auditors have informed the Committee are required to be discussed under applicable auditing standards; (iii) has received the written disclosure and letter from the independent accountants (delineating all relationships they have with the Company) and has discussed with them their independence; and (iv) based on the review and discussions referred to above, the members of the Committee recommended to the Board that the audited financials be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

(v) Conduct an annual self-evaluation of the performance of the Committee, including its effectiveness and compliance with its Charter.

(w) Review and reassess, at least annually, the adequacy of this Charter and submit any recommended changes to the Board for its consideration.

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF IRVINE SENSORS CORPORATION
2007 ANNUAL MEETING OF STOCKHOLDERS
     The undersigned stockholder of Irvine Sensors Corporation, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 23, 2007, and the Annual Report on Form 10-K for the fiscal year ended October 1, 2006, and hereby appoints Robert G. Richards and John C. Carson, and each of them, proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on June 27, 2007 at 1:00 p.m., Pacific Time, at the Ayres Hotel, 325 South Bristol Street, Costa Mesa, California 92626, and at any adjournment or adjournments thereof, and to vote all shares of equity securities to which the undersigned would be entitled, if then and there personally present, on the matters set forth below:
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER HEREIN SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING.
(Continued and to be marked, signed and dated on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

Please Mark Here For Address Change or Comments ☐
SEE REVERSE SIDE
1. To elect nine directors to serve on the Company’s Board of Directors until the next annual meeting of stockholders or until their successors are duly elected and qualified.

FOR ALL nominees	WITHHOLD		2. To transact such other business as may properly come before the
listed below	AUTHORITY		Annual Meeting or any adjournments or postponement(s) thereof.
(except as marked	To vote for ALL
to the contrary below)	nominees listed below
☐	☐
Any one of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment(s) thereof shall have and
01 Mel R. Brashears	05 Timothy Looney	09 Chris Toffales	may exercise all powers of said attorneys-in-fact hereunder.
02 John C. Carson	06 Cliff Pike
03 Marc Dumont	07 Frank Ragano
04 Thomas M. Kelly	08 Robert G. Richards

(Instruction: to withhold the authority to vote for any individual nominee, write the number of that nominee in the space provided below.)

Signature                                                               Signature                                           Date
(This proxy should be marked, dated, signed by the stockholder(s) exactly as his name appears hereon and returned promptly in the enclosed envelope. Executors, administrators guardians, officers or corporations and others signing in a fiduciary capacity should state their full titles as such. If shares are held by joint tenants or as community property, both should sign.)

FOLD AND DETACH HERE